Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: September 22, 2009

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES CLOSING OF $49.9 MILLION PUBLIC OFFERING OF COMMON STOCK, INCLUDING THE EXERCISE OF THE UNDERWRITERS’ OVER-ALLOTMENT OPTION

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) (“Company”) announced today that it has raised $49.9 million through the previously announced public offering by issuing 4,341,250 shares of the Company’s common stock, including 566,250 shares pursuant to the underwriters’ over-allotment option, at a price of $11.50 per share. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be $46.6 million. Keefe, Bruyette & Woods, Inc. acted as lead book-running manager of the offering with D.A. Davidson & Co. as a co-manager.

Brian L. Vance, President and Chief Executive Officer stated that, “We are very pleased with the results of our public offering. The strong level of investor interest in the offering validates the strength of our franchise.” Mr. Vance added, “The additional capital, when added to our already healthy capital levels, puts us in a position to take advantage of the growth opportunities that we believe will arise as a result of the current dislocations occurring in our market areas.”

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559 or from D.A. Davidson & Co., Equity Capital Markets, 8 Third Street North, Great Falls, MT 59401 or by calling toll-free (800) 332-5915.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the south Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.